EXHIBIT 10.4
FORM OF AMENDED AND RESTATED INVESTMENT ADVISORY
MANAGEMENT AGREEMENT
     This AMENDED AND RESTATED INVESTMENT ADVISORY MANAGEMENT AGREEMENT (this “Agreement”) is made this [ ] day of [ ], 2007, by and among NY CREDIT CORP., a Maryland corporation (the “Company”), NYCC GP LLC, a Maryland limited liability company, NY CREDIT OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership” and, together with the Company and its current and future other subsidiaries, the “Companies”), and NY CREDIT ADVISORS LLC, a Delaware limited liability company (the “Manager”).
     WHEREAS, NY Credit Trust, a Maryland real estate investment trust (the “Trust”), the Operating Partnership and the Manager entered into the Investment Advisory Management Agreement, dated as of November 10, 2006 (the “Existing Agreement”);
     WHEREAS, the Trust was merged into a subsidiary of the Company with such subsidiary surviving the merger and the Company replaced the Trust as a party to the Existing Agreement;
     WHEREAS, the Company is a newly organized Maryland corporation that intends to elect to be treated as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) beginning with its taxable year ending December 31, 2007;
     WHEREAS, the Company will conduct all of its operations and make substantially all of its investments through the Operating Partnership and through subsidiaries of the Company and the Operating Partnership;
     WHEREAS, the Company and the Operating Partnership desire to retain the Manager to furnish investment advisory services to the Companies on the terms and conditions hereinafter set forth, and the Manager wishes to be retained to provide such services; and
     WHEREAS, the parties hereto desire to enter into this Agreement to incorporate the amendments previously agreed to in the First Amendment to the Existing Agreement, dated as of April 19, 2007;
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
     1. Appointment and Duties of the Manager.
          (a) The Company and the Operating Partnership hereby appoint the Manager to act as the investment adviser to the Companies and to manage the investment and reinvestment of the assets of the Companies, subject to the supervision of the Company’s board of directors (the “Board of Directors”) and the Operating Partnership’s investment committee (the “Investment Committee”), for the period and upon the terms herein set forth, in accordance with (x) the investment objectives, policies and restrictions that are adopted by the Board of Directors, as such objectives, policies and restrictions shall be amended or supplemented from time to time, (y) all applicable foreign, U.S. federal, state and local laws, rules and regulations, and (z) the Company’s charter and by-laws and the Operating Partnership’s agreement of limited partnership, in each case, as amended from time to time, and the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. Without limiting the generality of the foregoing, the Manager shall, during the term and subject to the provisions of this Agreement, (i) serve as the Companies’ consultant with respect to the periodic review of the investment criteria and parameters for the Companies’ investments, borrowings and operations for the approval of the Board of Directors (provided that the Company will not approve investments recommended by the Manager without the separate approval of the Investment Committee); (ii) investigate, analyze and select possible investment opportunities; (iii) conduct negotiations with sellers and purchasers and their agents and representatives, investment bankers and owners of privately and publicly held real estate companies, (iv) engage and supervise, on the Companies’ behalf and at the Companies’ expense, independent contractors that provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to the Companies’ investments; (v) nominate certain members of the Investment Committee for the approval of the Board of Directors in accordance with Section 2 below; (vi) negotiate on the Companies’ behalf for the sale, exchange or other disposition of any of the Companies’ investments, including the purchase or sale of the Companies’ assets or securities; (vii) coordinate and manage operations of any joint venture or co-investment interests held by the Companies and conduct all matters with any joint venture or co-investment partners; (viii) provide executive and administrative personnel, office space and office services required in rendering services to the Companies; (ix) administer the Companies’ day-to-day operations and perform and supervise the performance of such other administrative functions necessary to the Companies’ management as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Companies’ debts and obligations and maintenance of appropriate computer services to perform such administrative functions; (x) communicate on the Companies’ behalf with the holders of any of the Companies’ equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders; (xi) counsel the Companies in connection with policy decisions to be made by the Board of Directors; (xii) evaluate and recommend to the Investment Committee modifications to the hedging strategies in effect and engage in overall hedging strategies and activities on the Companies’ behalf, consistent with the Company’s status as a REIT and with the investment guidelines; (xiii) counsel the Companies regarding the maintenance of the Company’s status as a REIT and monitor compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder; (xiv) counsel the Companies regarding the maintenance of the Company’s exemption from the Investment Company Act of 1940, as amended (the “Investment Company Act”) and monitor compliance with the requirements for maintaining an exemption from the Investment Company Act; (xv) assist the Companies in developing criteria for asset purchase commitments that are specifically tailored to the Companies’ investment objectives and making available to the Companies the Manager’s knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets; (xvi) represent and make recommendations to the Companies in connection with the purchase and finance and commitment to purchase and finance mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale of and commitment to sell such assets; (xvii) monitor the operating performance of the Companies’ investments, including asset management, and provide periodic reports with respect thereto to the Investment Committee and the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results; (xviii) invest or reinvest on a non-discretionary basis any money of the Companies (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Companies shareholders and partners), and advise the Companies as to capital structure and capital raising; (xix) assist the Companies in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Code and to conduct quarterly compliance reviews with respect thereto; (xx) assist the Companies in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses; (xxi) assist the

Companies in complying with all regulatory requirements applicable to the Companies in respect of their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934; (xxii) take all necessary actions to enable the Companies to make required tax filings and reports, including soliciting shareholders for required information to the extent provided by the REIT provisions of the Code; (xxiii) handle and resolve all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Companies may be involved or to which they may be subject arising out of the Companies’ day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors; (xxiv) use commercially reasonable efforts to cause expenses incurred by or on behalf of the Companies to be reasonable or customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time; (xxv) perform such other services as may be required from time to time for management and other activities relating to the Companies’ assets as the Board of Directors or the Investment Committee shall reasonably request or the Manager shall deem appropriate under the particular circumstances; (xxvi) open and maintain all bank accounts of the Companies, segregated from any accounts of the Manager, and monitor all of the Companies’ banking matters; (xxvii) open and maintain all securities accounts, segregated from any accounts of the Manager, with “qualified custodians,” as defined in rules promulgated under the Investment Advisers Act of 1940; (xxviii) use commercially reasonable efforts to cause the Companies to comply with all applicable laws; and (xxix) perform such other services as may be required from time to time for management and other activities relating to the assets of the Companies as the Board of Directors shall reasonably request or the Manager or shall deem appropriate under particular circumstances. Subject to the provisions of this Agreement, the Manager shall have the power and authority on behalf of the Companies to effectuate investment decisions for the Companies including the execution and delivery of all documents relating to the Companies’ investments and the placing of orders for other purchase or sale transactions on behalf of the Companies. In the event that the Companies determine to acquire debt financing, the Manager will arrange for such financing on the Companies’ behalf, subject to the oversight and approval of the Board of Directors. If it is necessary for the Manager to make investments on behalf of the Companies through a special purpose vehicle, the Manager shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with all applicable foreign, U.S. federal, state and local laws, rules and regulations.
          (b) The Manager may enter into agreements with other parties, including its affiliates, for the purpose of engaging one or more parties for and on behalf, and at the sole cost and expense, of the Companies to provide asset management, leasing, development and/or other services to the Companies, where such agreement(s) contain terms which are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Companies; provided that such agreement shall be on terms that are then customary for management of assets similar in type, quality and value to the assets of the Companies; and provided further that any such agreements entered into with affiliates of the Manager shall be on terms no more favorable to such affiliate than would be obtained from a third party on an arm’s-length basis.
          (c) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Companies, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Companies. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its affiliates; provided that payment for such services shall be no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. The Companies shall pay or reimburse the Manager or its affiliates performing such services for the cost thereof, as set forth in Section 3(a).
          (d) The Manager shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Companies in any way or otherwise be deemed an agent of the Companies.
          (e) The Manager shall keep and preserve for the period of six years (or such longer period as may be required by law) any books and records relevant to the provision of its investment advisory services to the Companies and shall specifically maintain all books and records with respect to the Companies’ portfolio transactions and shall render to the Board of Directors and the Investment Committee such periodic and special reports as the Board of Directors or the Investment Committee may reasonably request. The Manager agrees that all records that it maintains for the Companies are the property of the Companies and will surrender promptly to the Companies any such records upon the Companies’ request, provided that the Manager may retain a copy of such records. The Manager shall keep confidential any non-public information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use such information except in furtherance of its duties under this Agreement), except (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors, so long as the Manager informs such persons of the confidential nature of such information and directs them to treat such information confidentially in accordance with this Section 1(d); (iii) as required by law or legal process to which the Manager is a party or in connection with the Manager’s assertion in any judicial or non-judicial proceeding of any claim, counterclaim or defense against the Companies; or (iv) information that has previously become available through the actions of a person other than the Manager not resulting from the Manager’s violation of this Section 1(d). The provisions of this Section 1(d) shall survive the expiration or earlier termination of this Agreement.
     2. Investment Committee.
          (a) During the term of this Agreement, the General Partner agrees to cause the Operating Partnership to maintain a five member Investment Committee consisting of two members nominated by the Manager (the “Manager Appointees”), the Chief Executive Officer of the Company (the “CEO”) and two members appointed by the Board of Directors (the “Board Appointees”), which Board Appointees will be members of the Company’s senior management. No person other than the Manager and the Board of Directors may nominate members for service on the Investment Committee.
          (b) Each member of the Investment Committee will serve until the next succeeding anniversary of the date of this Agreement and until his or her successor is duly nominated and approved, or his or her earlier death, resignation, inability to serve or removal as provided in this Section 2. Within 15 days following each anniversary of the date of this Agreement or any date on which a Manager Appointee is removed from the Investment Committee as provided in this Section 2, the Manager shall provide the Board of Directors with a written list of nominees for service on the Investment Committee (the “Nominee Notice”).
          (c) Each Manager Appointee will be approved by the Board of Directors unless the Board of Directors, in its reasonable discretion, delivers written notice to the Manager within ten days following receipt by the Board of Directors of the Nominee Notice, of the rejection of any Manager Appointee together with the basis for such rejection. If the Board of Directors fails to respond within such ten-day period, each of the Manager Appointees nominated in the Nominee Notice will be deemed approved by the Board of Directors. In the event that any Manager Appointee is rejected by the Board of

Directors, the Manager will have the exclusive right and obligation to nominate a replacement Manager Appointee to the Board of Directors for approval in accordance with Section 2(b) and this Section 2(c).
          (d) The CEO may not be removed from the Investment Committee unless he or she ceases to be CEO of the Company. Subject to the foregoing sentence, any member of the Investment Committee may be removed at any time, with or without cause, by the Board of Directors, and any Manager Appointee may be removed at any time, with or without cause, by the Manager.
          (i) Upon the removal of any Board Appointee, the Board of Directors shall appoint a replacement Board Appointee.
          (ii) Upon the removal of any Manager Appointee by the Board of Directors, the Board of Directors shall notify the Manager in writing identifying the Manager Appointee so removed. Following the Manager’s receipt of such notice, the Manager shall nominate a replacement Manager Appointee for approval by the Board of Directors in accordance with Sections 2(b) and (c).
          (iii) In the event the Manager elects to cause the removal of a Manager Appointee, the Manager shall notify the Company and the Operating Partnership in writing, identifying the Manager Appointee to be removed and nominating a replacement Manager Appointee for approval by the Board of Directors in accordance with Sections 2(b) and (c). Following the Company’s and the Operating Partnership’s receipt of such notice, the Company shall remove or cause to be removed such Manager Appointee from the Investment Committee.
          (e) Subject to the following sentence, consummation of any sale, transfer, acquisition or disposition (each, a “Transfer”) of assets by the Companies that is recommended by the Manager will require the majority approval of all of the members of the Investment Committee. In any case in which any Manager Appointee on the Investment Committee or any of his or her affiliates has an economic interest in a Transfer (other than as a result of its economic interest in the Company or the Operating Partnership and its or their operations or through its ownership interest in the Manager), (i) such Manager Appointee will not be entitled to vote on such Transfer, but will be permitted to attend any meetings of the Investment Committee at which such Transfer is discussed and/or voted upon, and (ii) such Transfer will require the majority approval of the remaining members of the Investment Committee.
     3. Companies’ Responsibilities and Expenses Payable by the Companies. The Companies shall pay all of its expenses and shall reimburse the Manager or its affiliates for documented expenses of the Manager and its affiliates incurred on their behalf (collectively, the “Expenses”). Without limiting the generality of the foregoing, Expenses include all costs and expenses which are expressly designated elsewhere in this Agreement as the Companies’, together with the following:
          (a) all costs and expenses associated with the formation and capital raising activities of the Companies, including, without limitation, the costs and expenses of any 144A transaction or private placement by the Companies, the preparation of the Companies’ registration statements, any and all costs and expenses of an initial public offering of any of the Companies, any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the Securities and Exchange Commission (the “SEC”), the National Association of Securities Dealers, Inc. and the New York Stock Exchange, Inc. (and any other exchange or over-the-counter market), among other such entities;
          (b) all costs and expenses in connection with the acquisition, disposition, development, protection, maintenance, financing, hedging, administration and ownership of the Companies’

investments, including, without limitation, costs and expenses incurred in contracting with third parties, including affiliates of the Manager, to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Companies;
          (c) costs and expensees of legal, tax, accounting, consulting, auditing, administrative, marketing and other similar services rendered for the Companies by third-party providers retained by the Manager or, if provided by the Manager’s affiliates, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
          (d) the compensation and expenses of the Company’s directors (excluding those directors who are officers of the Manager) and the cost of liability insurance to indemnify the Company’s directors and officers;
          (e) all costs and expenses of money borrowed by the Companies, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Companies (including commitment fees, accounting fees, legal fees, closing and other costs) or any securities offerings of the Companies;
          (f) expenses connected with communications to holders of securities of the Companies and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Companies to any transfer agent and registrar in connection with the listing and/or trading of any of the Companies’ securities on any exchange, the fees payable by the Companies to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its shareholders and proxy materials with respect to any meeting of the shareholders of the Company;
          (g) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors that is used solely for the Companies and for design and maintenance of the Companies’ web site;
          (h) expenses incurred by managers, officers, employees and agents of the Manager and its affiliates for travel solely on the Companies’ behalf and other out-of-pocket expenses incurred by managers, officers, employees and agents of the Manager and its affiliates in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any credit facilities and other indebtedness or any securities offerings of the Companies; provided, that the Companies shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Companies ;
          (i) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable solely to the Companies;
          (j) compensation and expenses of the Companies’ custodian and transfer agent, if any;

          (k) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency applicable to the Companies;
          (l) all taxes and license fees, including interest and penalties thereon;
          (m) all insurance costs incurred in connection with the operation of the Companies’ business except for the costs attributable to the insurance that the Manager elects to carry for itself and its employees;
          (n) costs and expenses incurred in contracting with third parties, including affiliates of the Manager, for the servicing and special servicing of assets of the Companies;
          (o) all other costs and expenses relating to the Companies’ business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
          (p) expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for the Companies or separate from the office or offices of the Manager;
          (q) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of the holders of securities of the Companies, including, without limitation, in connection with any dividend reinvestment plan;
          (r) subject to Section 9, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Companies, or against any trustee, director or officer of the Companies in his capacity as such for which the Companies are required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings or by the organizational documents of the Companies;
          (s) rent, telephone, utilities, office furniture, equipment, and machinery and other office and overhead expenses of the Manager and its affiliates required for the Companies’ operations; provided, that the Companies shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Companies; provided that for the period from the date of this Agreement through the one-year anniversary of this Agreement, Expenses related to this clause (s) shall not be reimbursed in excess of $1.2 million;
          (t) all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents engaged by the Companies or by the Manager for the account of the Companies and all employment expenses of the personnel employed by the Companies (excluding any personnel which are also employed by the Manager), including, without limitation, the salaries, wages, equity based compensation of such personnel, payroll taxes and the incremental cost for administering employee benefit plans of the Manager which are used by such personnel;
          (u) all expenses of organizing, modifying or dissolving the Companies and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Companies; and

          (v) all other expenses actually incurred by the Manager and its affiliates which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.
     4. Compensation of the Manager. The Company and the Operating Partnership jointly and severally agree, and agree to cause the other Companies, to the extent applicable, to pay in cash, and the Manager agrees to accept, as compensation for the services provided by the Manager hereunder, the Base Management Fee and the Incentive Fee (each as defined below) as hereinafter set forth. The Companies shall make any payments due hereunder to the Manager or to the Manager’s designee as the Manager may otherwise direct. To the extent permitted by applicable law, the Manager may elect, or the Companies may adopt a deferred compensation plan pursuant to which the Manager may elect, to defer all or a portion of its fees hereunder for a specified period of time. The payment of the Base Management Fee and the Incentive Fee may be allocated by the Company among the Companies pursuant to methodology agreed to by the Manager and the Company from time to time.
          (a) During the term of this Agreement, the Company and/or the Operating Partnership shall, and shall cause the other Companies to, to the extent applicable pay the Manager a management fee (the “Base Management Fee”) based on Equity, paid quarterly in arrears in cash, as follows:
     (1) 0.4375% of Equity up to $600,000,000 of Equity;
     (2) in the event that Equity is greater than $600,000,000, the amount set forth in Section 4(a)(1) above plus 0.3750% of Equity in excess of $600,000,000 and up to $1,200,000,000; and
     (3) in the event that Equity is greater than $1,200,000,000, the amounts set forth in Sections 4(a)(1) and 4(a)(2) above plus 0.3125% of Equity in excess of $1,200,000,000.
“Equity,” as of the end of each fiscal quarter, is defined as (computed in accordance with accounting principles generally accepted in the United States (“GAAP”)) (1) the total common and preferred equity of the Company and the Operating Partnership, on a combined basis, excluding, as applicable (2) any unrealized gains or losses, or other items that do not affect realized net income.
          (i) The Base Management Fee shall be payable quarterly in arrears in cash, and the Manager shall calculate each payment and deliver such calculation to the Board of Directors, within 15 days following the last day of each fiscal quarter. The Companies shall make each payment of the Base Management Fee (each, a “Base Management Fee Payment”) to the Manager within 20 days following the last day of the fiscal quarter with respect to which such Base Management Fee Payment is payable.
          (ii) The Base Management Fee shall also be calculated for any partial fiscal quarter for any party on a prorated basis.
          (b) During the term of this Agreement, the Company and/or the Operating Partnership shall, and shall cause the other Companies to, to the extent applicable, pay the Manager an annual incentive fee (the “Incentive Fee”) in an amount equal to the product of:
          (i) 25% of the dollar amount by which (a) the Operating Partnership’s Adjusted Earnings (before giving effect to the payment of the Incentive Fee) per unit of limited partnership interest in the Operating Partnership (each, an “OP Unit”) for such year (based on the weighted average number of OP Units outstanding for such year, including OP Units issued to the Company corresponding to outstanding common shares of beneficial interest) exceed (b) an amount equal to (A) the weighted average offering price (1) per common share of beneficial interest in all offerings of common shares of beneficial interest and (2) per OP Unit in all contributions to the Operating Partnership (other than contributions by the Company of the proceeds raised in connection with any securities offering) multiplied by (B) the greater of (1) 9.0% and (2) the ten-year U.S. treasury rate for such year plus 3.0%, up to a maximum of 11.0%; multiplied by
          (ii) the weighted average number of OP Units outstanding during such year, including OP Units issued to the Company corresponding to outstanding common shares of beneficial interest.
“Adjusted Earnings” is defined as the Operating Partnership’s net income (computed in accordance with GAAP) excluding unrealized gains (or losses), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
          (c) Upon request by the Manager, the Company, the Operating Partnership and the Manager shall cooperate and negotiate in good faith to grant the Manager a profits participation interest as a member in the Operating Partnership and/or one or more other subsidiary partnerships or limited liability companies through which the Company or the Operating Partnership shall own its assets and grant the Manager a profits participation interest in such subsidiary in lieu of all or a portion of the management fee income otherwise payable to the Manager under this Agreement.
     5. Compliance with Laws. The Manager agrees that its activities will at all times be in compliance in all material respects with all applicable foreign and U.S. federal, state and local laws governing its operations and investments.
     6. Excess Brokerage Commissions. The Manager is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Companies to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Companies’ portfolio, and constitutes the best net results for the Companies.

     7. Exclusivity.
          (a) None of the Manager, BRK Management LLC (“BRK”) or any entity controlled by BRK will sponsor any entity (other than the Company and the Companies) which is primarily engaged in the business of originating, acquiring, structuring, selling and trading commercial real estate loans and securities, including mortgage loans, subordinate interests in first mortgages, bridge loans, mezzanine debt, preferred equity, net leased real estate and commercial mortgage-backed securities. Subject to the preceding sentence of this Section 7(a) and to Section 7(b), nothing in this Agreement will limit or restrict the right of any person to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith.
          (b) If this Agreement is terminated for any reason, neither BRK nor any entity controlled by BRK may act in the capacity of a manager (including acting as an investment manager) for the Company or any of the Companies for a period of two years following such termination.
          (c) Subject to Section 1(b), so long as this Agreement or any extension, renewal or amendment remains in effect, the Manager shall be the only external investment adviser for Company and the Companies, and no person shall make or have authority to make investment decisions for the Company or the Companies other than the Investment Committee and the Board of Directors or any committee thereof.
     8. Dual Responsibilities. It is understood that trustees, officers, employees, partners, shareholders, members and managers of any of the Companies are or may become interested in the Manager and its affiliates, as trustees, officers, employees, partners, shareholders, members, managers or otherwise, and that the Manager and trustees, officers, employees, partners, shareholders, members and managers of the Manager and its affiliates are or may become similarly interested in the Companies as trustees, officers, employees, partners, shareholders, members, managers or otherwise. If any person who is an officer, employee, member or manager of the Manager is or becomes a trustee, officer, employee, partner, shareholder, member or manager of any of the Companies and acts as such in any business of the Companies, then such officer, employee, member and/or manager of the Manager shall be deemed to be acting in such capacity solely for the Companies, and not as an officer, employee, member or manager of the Manager or under the control or direction of the Manager, even if paid by the Manager.
     9. Limitation of Liability of the Manager; Indemnification. The Manager (including its past, present and future officers, employees, managers, members, the respective affiliates of each such member, and any other person or entity affiliated with the Manager) shall not be liable to the Companies for any action taken or omitted to be taken by the Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Companies, except for actions for which it is judicially determined that Manager acted with willful misfeasance, bad faith, recklessness or gross negligence in the performance of the Manager’s duties, and the Company and the Operating Partnership shall, and shall cause the Companies to, jointly and severally indemnify, defend and protect the Manager (including its past, present and future officers, employees, managers, members, the respective affiliates of each such member, and any other person or entity affiliated with the Manager, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Manager Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Manager Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Manager’s duties or obligations under this Agreement or otherwise as an investment adviser of the Companies or arising out of or in connection with the offering of securities by any of the Companies, except with respect to any particular Manager Indemnified Party, for actions for which it is judicially determined that such Manager Indemnified Party caused the Manager to act with willful misfeasance, bad faith, recklessness or gross negligence in the performance of the Manager’s duties. The Manager shall indemnify, defend and protect the Companies (including their past, present and future trustees, officers, employees, partners, shareholders, members, managers and any other person or entity affiliated with the Companies) (the “Companies Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Companies Indemnified Parties in or by reason of a final adjudication of any pending, threatened or completed action, suit, investigation or other proceeding in which it is judicially determined that Manager acted with willful misfeasance, bad faith, recklessness or gross negligence in the performance of the Manager’s duties, it being agreed hereunder that neither (i) a loss incurred by the Companies with respect to any of its investments negotiated, acquired or handled by the Manager, nor (ii) the mere allocation of a transaction to the Companies or to any other entity, which allocation is claimed to have been made when a conflict of interest existed, shall be deemed in and of themselves (and absent a final adjudication to the contrary) to be the willful misfeasance, bad faith, recklessness or gross negligence in the performance of the Manager’s duties.
     10. Term and Termination of Agreement.
          (a) This Agreement shall become effective as of the first date above written and shall remain in effect through June 30, 2009 (the “Initial Term”), and, subject to this Section 10(a) and Section 10(b) below, thereafter shall be renewed automatically for successive annual periods (each, a “Renewal Term”) unless either (x) at least two-thirds of the independent directors on the Board of Directors or (y) holders of a majority of the Company’s outstanding common shares of beneficial interest, vote not to renew based in each case on (1) unsatisfactory performance by the Manager that is materially detrimental to the Company or (2) a determination that the compensation payable to the Manager hereunder is not fair; provided, however, that neither the Company nor the Operating Partnership shall have the right to terminate this Agreement under clause (2) above if the Manager agrees to continue to provide the services under this Agreement for compensation that at least two-thirds of the independent directors on the Board of Directors determines to be fair pursuant to the procedures set forth below. In the event the Company and the Operating Partnership elect not to renew this Agreement at the expiration of the Initial Term or any Renewal Term, the Company shall deliver to the Manager written notice (a “Termination Notice”) of the Company’s and Operating Partnership’s intention not to renew this Agreement based upon the terms set forth in this Section 10(a) not less than 180 days prior to the expiration of the then existing term. Such Termination Notice will include the reason for such termination (i.e., clause (1) or (2) above), how such determination was made (i.e., clause (x) or (y) above) and the date on which the Manager shall cease to provide services under this Agreement, which date will be the expiration date of the then existing term, and this Agreement shall terminate on such date (the “Effective Termination Date”). Notwithstanding the foregoing, in the event that such Termination Notice is given pursuant to clause (2) above, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the independent directors on the Board of Directors and the Manager shall negotiate in good faith the revised compensation payable to the Manager under this Agreement. In the event that the Manager and at least two-thirds of the independent directors on the Board of Directors agree to the terms of the revised compensation prior to the Effective Termination Date, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager under Section 4 shall be the revised compensation then agreed upon. The Company, the Operating Partnership and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation within ten days after reaching an agreement regarding the same. In the event that two-thirds of the independent directors on the Board of Directors and the Manager are unable to agree to the terms of the revised compensation prior to the Effective Termination Date, this Agreement shall terminate as of the Effective Termination Date originally set forth in the Termination Notice. In recognition of the level of initial effort required by the Manager to structure and acquire the Companies’ assets and the commitment of resources by the Manager, upon any non-renewal of this Agreement pursuant to this Section 10(a), the Manager will be paid a termination fee equal to three times the sum of the Base Management Fee and the Incentive Fee for the 12-month period preceding the date of non-renewal, calculated as of the end of the most recently completed fiscal quarter prior to the date of non-renewal (the “Termination Fee”). The obligation of the Companies to pay the Termination Fee shall survive the termination of this Agreement.
          (b) The Company or the Operating Partnership may also terminate the management agreement, upon 30 days’ prior written notice from the Board of Directors for Cause. For purposes hereof, “Cause” is defined as (x) a final determination by a court of competent jurisdiction that (a) the Manager has materially breached any provision of this Agreement and such breach continues for a period of 60 days after written notice thereof specifying such breach and requesting that the same be remedied in such 60-day period, (b) the Manager has committed fraud, misappropriation of funds, or embezzlement against the Companies, or (c) the Manager has acted with willful misfeasance, bad faith, recklessness or gross negligence with respect to its duties under this Agreement, or (y) (a) the commencement of any proceedings relating to the Manager’s bankruptcy or insolvency or (b) the dissolution of the Manager. If the Manager is terminated for Cause as set forth in this Section 10(b), such termination shall be without payment of the Termination Fee. The Manager agrees that if any of the events specified above occur, it will give prompt written notice thereof to the Board of Directors after the occurrence of such event.
          (c) This Agreement shall terminate at the option of the Manager, upon 30 days’ prior written notice to the Company and the Operating Partnership, without payment of the Termination Fee, in the event the Company or the Operating Partnership becomes regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event.
          (d) Other than as set forth in Section 10(c), this Agreement shall terminate at the option of the Manager, upon 180 days’ prior written notice to the Company and the Operating Partnership, without payment of the Termination Fee.
          (e) The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Manager shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Manager shall be entitled to any amounts owed under Section 4 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Manager and its representatives as and to the extent applicable.
     11. IPO True-Up. Immediately prior to the completion of the Company’s initial public offering of its common shares of beneficial interest (the “IPO Completion Date”), the Company will pay or cause to be paid or distributed (a) any accrued but unpaid Base Management Fee to the Manager, (b) any accrued but unpaid Incentive Fee to the Manager, (c) Expenses to the Manager, each in accordance with this Agreement, and (d) all remaining Adjusted Earnings in accordance with the Partnership Agreement, in each case that were incurred or earned during the period from the date of this Agreement through the IPO Completion Date.
     12. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the Company and the Operating Partnership at 230 Park Avenue, Suite

1150, New York, New York 10169, Attention: Edward Santoro, or to the Manager at 230 Park Avenue, Suite 1150, New York, New York 10169, Attention: Edward Santoro.
     13. Amendments. This Agreement may be amended by mutual consent of the parties hereto.
     14. Assignments. Subject to Section 1(b) hereof, neither (A) the Company or the Operating Partnership without the consent of the Manager, nor (B) the Manager, may assign their respective rights and obligations hereunder under any circumstances.
     15. Entire Agreement. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
     16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York.
     17. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date written above.

NY CREDIT CORP.
By:
Name:
Title:

NY CREDIT OPERATING PARTNERSHIP LP By: NYCC GP LLC, its general partner
By:
Name:
Title:

NY CREDIT ADVISORS LLC
By:
Name:
Title: